SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Schedule TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF
THE SECURITIES EXCHANGE ACT OF 1934

SOLECTRON CORPORATION
(Name of Subject Company (Issuer) and Filing Person (as Offeror))

0.50% CONVERTIBLE SENIOR NOTES DUE 2034
(Title of Class of Securities)
834182 AR 8 and 834182 AS 6
(CUSIP Number of Class of Securities)

Kiran Patel
Executive Vice President and Chief Financial Officer
SOLECTRON CORPORATION
847 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on
Behalf of Filing Persons)

Copies to:

Daniel J. Weiser, Esq.	Thomas J. Ivey, Esq.
Alexander E. Kolar, Esq.	Skadden, Arps, Slate, Meagher &
Wilson Sonsini Goodrich & Rosati,	Flom LLP
Professional Corporation	525 University Avenue
650 Page Mill Road	Suite 1100
Palo Alto, CA 94304	Palo Alto, California 94301
(650) 493-9300	(650) 470-4500

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$450,000,000	$52,965

(1)	This tender offer statement relates to the exchange by Solectron Corporation of an aggregate of up to $450,000,000 aggregate principal amount of its 0.50% Convertible Senior Notes, Series B due 2034 and a cash consideration for $450,000,000 aggregate principal amount of its currently outstanding 0.50% Convertible Senior Notes due 2034. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is the book value as of January 12, 2005 of the maximum amount of the currently outstanding 0.50% Convertible Senior Notes due 2034 that may be received by the Registrant from tendering holders.

(2)	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed January 13, 2005

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$52,965	Filing Party:	Solectron Corporation

Form or Registration No.:	S-4	Date Filed:	January 13, 2005

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☑	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

Item 11. Additional Information.
Item 12. Exhibits.
Item 13. Information Required by Schedule 13E-3.
SIGNATURE
INDEX TO EXHIBITS
EXHIBIT (A)(5)(II)
EXHIBIT (A)(5)(III)

INTRODUCTORY STATEMENT

     This Amendment No. 5 amends and supplements the tender offer statement on Schedule TO (the “Schedule TO”), originally filed on January 13, 2005 and amended on February 2, 2005, February 9, 2005, February 10, 2005 and February 11, 2005 by Solectron Corporation, a Delaware corporation (the “Company”), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, relating to its offer to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of its 0.50% Convertible Senior Notes, Series B due 2034 (the “New Notes”) and cash for any and all of the $450,000,000 aggregate principal amount of its currently outstanding 0.50% Convertible Senior Notes due 2034 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Company’s prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2005, and the related Letter of Transmittal for the Exchange Offer (the “Letter of Transmittal”), which are filed as Exhibits (a)(4) and (a)(1)(A) to this Schedule TO, respectively. The exchange offer expired at midnight, New York City time, on Thursday, February 10, 2005.

     The information in the Prospectus is incorporated by reference in answer to all the items of this Schedule TO, except as otherwise set forth below.

      Except as set forth below, the information contained in the original Schedule TO remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the original Schedule TO.

Item 11. Additional Information.

     Item 11 of the Schedule TO is hereby amended and supplemented by adding the following:

(b)	Other Material Information. On February 16, 2005, the Company issued a press release announcing the final results of the Exchange Offer, which expired at midnight, New York time (Eastern Standard Time), on Thursday, February 10, 2005. A copy of the press release is filed as Exhibit (a)(5)(iii) hereto and is incorporated herein by reference.

Item 12. Exhibits.

(a)(1)(A)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(B)	Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(C)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(D)	Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement).

(a)(1)(E)	Letter to Holders (incorporated by reference to Exhibit 99.5 to the Registration Statement).

(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 (incorporated by reference to Exhibit 99.6 to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Prospectus (incorporated by reference).

(a)(5)(i)	Press Release issued January 13, 2005 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended).

(a)(5)(ii)	Press Release issued February 11, 2005 announcing preliminary results of the Exchange Offer.

(a)(5)(iii)	Press Release issued February 16, 2005 announcing final results of the Exchange Offer.

(b)	None.

(d)(1)	Indenture, dated as of February 17, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on April 4, 2004, File No. 33-114447).

(d)(2)	Registration Rights Agreement, dated February 17, 2004, among the Company and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on April 4, 2004, File No. 33-114447).

(g)	None.

(h)	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (incorporated by reference to Exhibit 8.1 to the Registration Statement).

Item 13. Information Required by Schedule 13E-3.

     Not Applicable.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SOLECTRON CORPORATION
Dated: February 16, 2005	By:	/s/ Perry G. Hayes
		Name:	Perry G. Hayes
		Title:	Treasurer and Vice President of Investor Relations

INDEX TO EXHIBITS

Exhibit
Number	Description
(a)(1)(A)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).
(a)(1)(B)	Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).
(a)(1)(C)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement).
(a)(1)(D)	Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement).
(a)(1)(E)	Letter to Holders (incorporated by reference to Exhibit 99.5 to the Registration Statement).
(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 (incorporated by reference to Exhibit 99.6 to the Registration Statement).
(a)(2)	None.
(a)(3)	None.
(a)(4)	Prospectus (incorporated by reference)
(a)(5)(i)	Press Release issued January 13, 2005 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, as amended)
(a)(5)(ii)	Press Release issued February 11, 2005 announcing preliminary results of the Exchange Offer.
(a)(5)(iii)	Press Release issued February 16, 2005 announcing final results of the Exchange Offer.
(b)	None.
(d)(1)	Indenture, dated as of February 17, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on April 4, 2004, File No. 33-114447).
(d)(2)	Registration Rights Agreement, dated February 17, 2004, among the Company and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on April 4, 2004, File No. 33-114447).
(g)	None.
(h)	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (incorporated by reference to Exhibit 8.1 to the Registration Statement).